UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2011

Apollo Senior Floating Rate Fund Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-35086	27-3581739
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

9 West 57th Street

43rd Floor

New York, New York 10019

(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 515-3200

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Credit Facility and Issuance of Series A Preferred Stock

On March 24, 2011 (the “Closing Date”), Apollo Senior Floating Rate Fund Inc. (the “Fund”) entered into a $137,950,000 credit facility (the “Credit Facility”) with Wells Fargo Bank, National Association (“Wells Fargo”), as lender, and Wells Fargo Securities LLC, as administrative agent. The Fund may borrow under the Credit Facility on a revolving basis until June 24, 2011. Any loans outstanding under the Credit Facility must be repaid in full in March 2015. The loans generally bear interest at a rate of the 3-month London Interbank Offered Rate (“LIBOR”) plus an applicable margin rate initially set at 1.40%. On or before April 8, 2011, the Fund may increase Wells Fargo’s total aggregate commitment to an amount determined pursuant to a formula set forth in the Credit Facility based on the number of shares of the Fund’s common stock issued by April 8, 2011. The total amount available under the Credit Facility is not expected to exceed $142.4 million. The Credit Facility contains customary affirmative and negative covenants, including limitations on debt, liens and restricted payments, as well as certain portfolio limitations and prepayment provisions, including a requirement to prepay loans or take certain other actions if certain asset value tests are not met. In addition, amounts borrowed under the Credit Facility generally cannot be prepaid at the option of the Fund until March 2015, with certain limited exceptions. As a result, the Fund may not be able to refinance the amounts it has borrowed if alternative financing becomes available at more favorable rates prior to March 2015.

In addition, on the Closing Date, the Fund issued 1,031 shares of the Fund’s Series A Preferred Stock (the “Series A Preferred Stock”) to Wells Fargo with an aggregate liquidation preference of $20,620,000 ($20,000 per share). The Series A Preferred Stock generally is entitled to quarterly dividends at a floating rate of 1.90% plus 3-month LIBOR, subject to adjustment for unpaid dividends. In the event that the Fund chooses to increase Wells Fargo’s total aggregate commitment under the Credit Facility as described above, the Fund may issue to Wells Fargo approximately 32 additional shares of Series A Preferred Stock with an aggregate liquidation preference of approximately $640,000. The Fund is obligated to repurchase any outstanding shares of Series A Preferred Stock on March 24, 2015 and may, under limited circumstances, repurchase shares of Series A Preferred Stock prior to such date. The preferences, rights, powers and other terms applicable to the Series A Preferred Stock are set forth in the Articles Supplementary filed with the State Department of Assessments and Taxation of Maryland on the Closing Date. No public offering of the Series A Preferred Stock is being made by the Fund.

As a result of entering into the Credit Facility and the issuance of the Series A Preferred Stock, the Fund expects to incur leverage in an aggregate amount of approximately 35% of the Fund’s Managed Assets (as such term is defined in the Fund’s Prospectus). There can be no guarantees that the Fund will maintain this level of leverage for the full term of the Credit Facility. Assuming the Fund incurs leverage in an aggregate amount of approximately 35% of the Fund’s Managed Assets, the Fund’s Total Annual Expense Ratio would be 3.46%.

Apollo Credit Management, LLC, an affiliate of Apollo Global Management, LLC, is the Fund’s investment adviser.

A copy of the press release announcing the closing of the Credit Facility and the issuance of shares of Series A Preferred Stock is attached as Exhibit 99.1 hereto.

Election of Directors

At a meeting held on March 23, 2011, the Board of Directors of the Fund expanded the size of the board to six members and elected two additional directors. Mr. John J. Hannan was elected as a Class III Director, and will hold office until the 2014 annual meeting of stockholders of the Fund and until his successor is duly elected and qualifies. Mr. Hannan is an interested person of the Fund due to his affiliation with the Fund’s investment adviser. Mr. Elliot Stein, Jr. was elected as a Class I Director, and will hold office until the 2012 annual meeting of stockholders of the Fund and until his successor is duly elected and qualifies. Mr. Stein will serve as an independent director.

Biographical information for Messrs. Hannan and Stein is included below.

Elliot Stein, Jr. Mr. Stein has been a member of the Board of Directors of Apollo Investment Corporation (“AIC”), a closed-end, non-diversified management investment company that has elected to be treated as a business development company, or BDC, under the Investment Company Act of 1940, since March 2004. He currently serves as the Lead Independent Director of AIC. He has served as Chairman of Caribbean International News Corporation since 1985. He is also a board member of various private companies including Multi-Pak Holdings and Cohere Communications. Mr. Stein was a Managing Director of Commonwealth Capital Partners and he has served as a Director of VTG Holdings, Bargain Shop Holdings, Inc. and various other private companies. Mr. Stein is a Trustee of Claremont Graduate University and the New School University. He is a member of the Council on Foreign Relations.

John J. Hannan. Mr. Hannan has been a member of the Board of Directors of AIC since March 2004 and was elected as Chairman of the Board of Directors of AIC in August 2006. He served as the Chief Executive Officer of AIC from February 2006 to November 2008. Since February 2011, Mr. Hannan has served on the Board of Directors of Environmental Solutions Worldwide, Inc. Mr. Hannan is a senior partner of Apollo Management, L.P., which he co-founded in 1990. He formerly served as a director for Vail Resorts, Inc. and Goodman Global, Inc.

Item 9.01	Financial Statements and Exhibits

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits

EXHIBIT NUMBER	DESCRIPTION

99.1	Press Release dated March 24, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 28, 2011	APOLLO SENIOR FLOATING RATE FUND INC.

/s/ Joseph D. Glatt
Joseph D. Glatt
Secretary

[Signature Page to Form 8-K]

EXHIBIT LIST

EXHIBIT NUMBER	DESCRIPTION

99.1	Press Release dated March 24, 2011.